Exhibit 10.15

2007 DIRECTOR COMPENSATION PACKAGE

On May 31, 2007, the Board of Directors of Radiant Systems, Inc. (the “Company”) approved a new compensation package for the members of the Board of Directors and its committees effective July 1, 2007.

Each non-employee director will be paid an annual retainer of $30,000. A $10,000 annual retainer will be paid to the Audit Committee and Compensation Committee Chairmen and a $5,000 annual retainer will be paid to the Chairman of any other committee. An annual retainer of $5,000 will be paid to each Audit Committee and Compensation Committee member other than the Chairmen. All cash retainers shall be paid quarterly.

Each non-employee director of the Company will receive an annual grant of options to purchase 10,000 shares of the Company’s common stock on the last business day of each fiscal year of the Company. In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years. All such options expire, unless previously exercised or terminated, ten years from the date of grant.